EXHIBIT 10.7

AGREEMENT

Strain Development, Process Development and Manufacturing of Clinical Grade Material of a Fel d1 MAT Fusion Protein

between

ImVisioN GmbH, Feodor Lynen Strasse 5, Hannover

(IVN)

and

Strathmann Biotec AG, Habichthorst 30, 22459 Hamburg, Germany

(SBAG)

Preamble

ImVisioN GmbH is a biotechnology company based in Hannover, Germany, and focused on the development of novel immuntherapies based on its MAT (Modular-Antigen-Transporter) technology platform to treat allergic diseases, (chronic) infectious diseases and possibly cancer.

ImVisioN has acquired from BioVisioN AG the IP portfolio covering the MAT technology platform. Furthermore, ImVisioN has obtained an exclusive license to a patent application (Grönlund et. al, 2003) covering the recombinant expression of the major cat dander allergen Fel d1 in native conformation, which comprises the allergen module in ImVisioN’s lead product IVN201.

The Company’s lead product, IVN201, an immunotherapeutic to treat cat dander allergy is currently undergoing preclinical development and is expected to enter clinical trials in early 2006. Therefore, first human proof-of-concept is projected for early 2007.

SBAG is a GMP contract manufacturing organization which has long-lasting experience in GMP manufacture, especially in production of recombinant proteins derived from Escherichia coli (E. coli).

The overall project is divided in 3 project phases. In a first phase a production strain for manufacturing of Fel d1 MAT Fusion Protein will be established using SBAG’s technology. In a second phase this production strain will be used to establish a process for production of Fel d1 MAT Fusion Protein. The process consists of a fermentation process, if necessary isolation and refolding of the protein from inclusionbodies, and a down stream process for purification of Fel d1 fusion protein. In a third phase the process will be transferred to SBAG’s GMP facility in Hannover for manufacturing Fel d1 MAT fusion protein under GMP conditions.

Now, therefore in consideration of the foregoing and of the mutual representations, warranties and covenants contained in this Agreement and other good and valuable considerations the Parties hereby agree as follows:

1.	Obligations of SBAG:

1.1

In a first phase, SBAG will establish a production strain for manufacturing of Fel d1 MAT Fusion Protein. Starting material for strain development is strain M15 (pREP4/pQE30), which was originally established in Prof. Crameri’s laboratories at the Swiss Institute of Allergy and Asthma Research (SIAF) in Davos. SBAG will use this strain for preparation of plasmid DNA coding for the Feld1 fusion protein. This plasmid is used as a template for synthesis of a modified cDNA sequence coding for Fel d1 MAT Fusion Protein (without His Tag) via PCR. Optionally cDNAs can be produced by chemical synthesis. PCR products are cloned into SBAG’s expression plasmids (heat inducible and IPTG inducible). Both expression plasmids are transformed into 3 different E.coli strains. Resulting strains are tested for expression via induction by 42°C and IPTG, respectively. Analysis of expression is carried out by SDS-PAGE and Coomassie staining. The aim of the first phase is to establish a well characterised E.coli production strain, which expresses the Feld1 MAT Fusion protein without the original C-terminal His-Tag. All materials used for establishment should be free of compounds derived from animal origin. SBAG’s E.coli strains are characterised by Certificates of Analysis (C of As). If other E.coli stains are used, SBAG can not guarantee for the origin and documentation of these strains. In this case INV and SBAG should discuss in good faith and agree on a supplier who delivers a suitable strain and documentation. SBAG will document the establishment and the selection of the strain by a Strain Development Report. SBAG will recommend one strain for further development work. INV has to agree on the recommended strain or may select another strain, in any case on it’s own resposibility.

If a production strain can not be established by SBAG’s routine procedure as described above, both parties shall discuss in good faith the scope and the costs of the additional working hours.

1.2

In the second phase the production strain (see1.1) will be used to establish a process for production of Fel d1 MAT Fusion Protein. The selected strain will be used for establishment of a Research Cell Bank (RCB) and in parallel for manufacturing of a Master Cell Bank (MCB) and a Working Cell Bank (WCB). The RCB is not further characterized and will be used as a starting material for process development until the WCB is manufactured and released. The WCB is the starting material for all further development work. MCB and WCB are manufactured and tested under GMP conditions at SBAG’s pilot plant in Hannover, Feodor Lynen Strasse 5. SBAG should produce 200 vials of MCB and 200 vials of WCB. Manufacturing will be performed in cleanroom category A in B. Both cell banks will be stored in the vapour phase of liquid nitrogen. Testing methods and specifications are outlined in Appendix I. Both cell banks are released by SBAG’s Head of Quality Control. The documentation package contains a C of A, manufacturing reports, quality report as well as a list of raw materials.

Process development will be performed at SBAG’s facilities in Hamburg, Habichthorst 30. In a first step a fermentation protocol has to be established. Media adaptation, if necessary, is performed by shaking flask experiments. All other development steps are performed at 10 L fermentation scale: e.g.: growth characteristics, product formation, induction time and harvesting point. Goal of the fermentation process development is a reproducible batch fermentation process with complex media, free of animal derived compounds and to produce biomass for further development. The number of fermentation runs is limited to a maximum number of 10 runs. SBAG should make best efforts to use not more than 10 fermentations. Only the actually performed fermentations will be invoiced to IVN. If additional fermentation runs are necessary both parties shall discuss and agree in good faith the scope and costs of the additional runs.

If the protein is expressed as insoluble inclusion bodies, a refolding strategy has to be established. This package includes lysis of cells, isolation and purification of inclusionbodies, solubilisation and refolding of the protein as well as clarification (filtration) of the protein solution.

The working package is limited to 480 working hours. SBAG should make best efforts to use not more than 480 hours. Only the actually used hours are invoiced to IVN. If additional working hours are necessary both parties shall discuss and agree in good faith the scope and costs of the additional hours.

SBAG will establish a reproducible and scalable downstream process (DSP). Specifications for purity and yields are unknown today. Therefor the parties agree to discuss and agree on the specifications and yields, during the performance of the services as soon as sufficient data are available. SBAG will establish the DSP at small scale. Upon agreement in writing of both parties, this process will be scaled up to a scale which allows processing of biomass from a 10 L fermentation. SBAG will not use any compounds derived from animal origin and SBAG will only use chromatography resins with available Regulatory Support Files (RSF). The working package is limited to 1200 working hours. SBAG should make best efforts to use not more than 1200 hours. Only the actually used hours are invoiced to IVN. If additional working hours are necessary both parties shall discuss in good faith the scope of the additional hours.

SBAG will document the development work by three development reports for fermentation development, isolation of inclusionbodies and refolding as well as development of a downstream process.

1.3	Manufacturing under GMP conditions

Process development is completed at 10 L scale. In a third phase the process will be transferred 1:1 to SBAG’s pilot plant in Hannover, Feodor-Lynen Strasse 5. One complete process will be manufactured in SBAG’s Hannover facilities and equipment. Goal of the Tech Transfer is to establish the process, which was developed under R&D conditions in an GMP environment. Analytical data from in- process-controls as well as analytical data from the product are compared with data from the development phase. Tech Transfer is documented by a Tech Transfer report. Results from analytical testing will show, if the process is reproducible under the Hannover conditions or if further adaptation/optimisation is needed. The parties agree, that if the Tech transfer run is comparable to the runs performed in Hamburg one additional run is sufficient to show reproducibility of the process. If further adaptation/optimisation is necessary a third 10 L run should be performed. The parties will discuss the results after each run and decide mutually if additional runs are needed. Fel d1 MAT Fusion Protein from these runs (if the quality is sufficient) will be delivered to IVN for formulation/stability studies and preclinical studies.

If reproducibility is demonstrated SBAG will manufacture one 10 L batch under GMP conditions. Any further batch requested by IVN shall be ordered and invoiced separately from this Agreement. SBAG will manufacture drug substance as liquid concentrate bulk. Manufacturing is performed according to the batch manufacturing record. Testing will be done according to 1.4. The bulk material will be released by SBAG’s head of quality control. IVN will receive the following documentation: executed batch manufacturing record, C of A , quality report.

1.4	Analytical testing

Analytical testing will be performed for in-process-controls and for release testing. In the table outlined in Appendix II are the analytical testing methods suggested by SBAG. Most of the testing will be conducted by SBAG. Sterility and endotoxin testing will be conducted by L&S. Peptide mapping and N-terminal sequencing will be conducted by Biovision (Hannover) after inspection and acceptance by SBAG. The scope of analytical testing below includes the set up of the testing procedures and performance of all measurements by SBAG to be performed under this agreement. Validation procedures are not included. The testing methods will be discussed and agreed upon by SBAG and IVN prior to the commencement of testing. Stability testing and characterization of a reference standard are not included in the scope of work.

IVN will receive testing instruction for methods performed by SBAG.

2.	Responsibilities of IVN:

2.1

IVN will provide SBAG with all necessary information and documentation on the Fel d1 MAT Fusion Protein cDNA sequence and the corresponding Fel d1 MAT Fusion Protein. IVN will assist SBAG in solving technical problems caused by the properties of the Fel d1 MAT Fusion Protein.

2.2

IVN will notify SBAG in writing if IVN approves the documentation sent by SBAG (SBAG Documentation) within 2 weeks after its receipt. In case IVN does not give approval to the SBAG documentation and requests amendments or additional information to be included, IVN shall request those changes and additional information in writing within 2 weeks after receipt of the SBAG Documentation and SBAG will include said changes and additional information in the SBAG Documentation within 3 weeks after receipt of such request from IVN.

2.3

IVN will provide an anti Feld1 antibody for establishment of a Western Blot method. IVN will further provide His tagged Fel d1 Fusion protein and original expression strains as reference material if requested by SBAG.

2.4

IVN hereby grants to SBAG a non-exclusive license for use of its necessary proprietary technologies, know-how and materials for the sole purpose of SBAG’s performance of the Services in accordance with this Agreement.

3.	Payments

3.1.	Subject to SBAG`s performance of services in accordance with this Agreement, IVN shall pay to SBAG a total amount of 767.000,- EUR.

3.2.

SBAG will invoice IVN after completion of each milestone and acceptance of documentation by IVN. Milestones are defined in Appendix III. All payments provided in this Agreement have to be made to the following account:

Account-No.	########
Bank	Deutsche Bank Hamburg
Bank-No.	200700 00

Each payment has to be made free of charges and plus VAT if the payment is subject to VAT according to the applicable law.

3.3.

Material costs for chromatography resins, chromatography columns, filter cartridges, ultrafiltration/diafiltration (UF/DF) membranes, disposable bags, disposable tubings and tubing connections will be charged separately with 5% overhead. The cost of such materials and supplies shall not exceed 20.000 EUR, unless approved in writing by IVN.

3.4	All Payments shall be made by IVN within thirty (30) days after the date of IVN`s receipt of the invoice from SBAG by IVN.

4.	Delimination of pharmaceutical responsibilities

Each party’s responsibility in the manufacturing and testing process of Fel d1 MAT Fusion Protein are agreed upon in Appendix IV.

5.	Transport

5.1

IVN will be responsible for selecting the carrier and making all claims with carriers, insurers, warehouseman and others for wrong delivery, non-delivery, loss, damage or delay of the deliverables to be send by SBAG to IVN.

5.2	Fel d1 MAT Fusion Protein shall be packaged and prepared for shipment by SBAG.

5.3

Title to and risk of loss to all deliverables such as but not limited to Fel d1 MAT Fusion Protein shipped by SBAG shall pass from SBAG to IVN after the handing- over of the deliverables to the carrier.

6.	Indemnification:

The parties depart from the idea that manufacturing of Fel d1 MAT Fusion Protein does not infringe any third parties intellectual property rights.

IVN shall defend, at its expense, SBAG, its directors, officers, employees, and agents, against all claims, demands, actions or proceedings brought against SBAG by third parties based on the alleged or actual infringement of intellectual property rights owned or controlled by such third party by the manufacture, use or sale of the Product as instructed by IVN ("Claim"). IVN will pay for any liability, damage, loss or expenses (including reasonable attorneys’ fees and court costs) incurred or imposed upon the SBAG, attributable to such Claim that result from a settlement or are awarded in a final judgment against the SBAG, provided that the SBAG shall: (i) promptly notify IVN in writing of the Claim; (ii) grant IVN sole control of the defence and settlement of the Claim; and (iii) provide IVN with all assistance, information and authority required for the defence and settlement of the Claim. IVN may participate in proceedings on the Claim, provided that such participation and representation is at its own expense.

7.	Liability

7.1	Limitation of liability:

Except as provided elsewhere in this Agreement, neither party shall be liable to the other, subcontractors or affiliates for indirect, incidental, special or consequential damages arising out of any of the terms and conditions of this Agreement with respect to its or their performance hereunder.

7.2	Liability Cap

Not withstanding anything to the contrary, the aggregate liability, barring insurance payments, of SBAG under this Agreement to any and all claims arising out of this Agreement shall in no event exceed the amount stated in article 3.1.

8.	Confidentiality

Both parties agree to keep any Confidential Information (as defined below) of the other party confidential, using methods at least as stringent as each party uses to protect its own confidential information. "Confidential Information" shall include parties' collaborative development plan and development reports, inventions and unpublished patent applications within the scope of IVN Intellectual Property and SBAG Intellectual Property as set forth in Section 9 and all information concerning the disclosing party and any other information marked in writing by the disclosing party as confidential or accompanied by correspondence of the disclosing party indicating such information is confidentially exchanged between the parties hereto. Except as provided in this agreement or upon authorisation in advance in writing by the discloser, the Recipient shall grant access to the Confidential Information only to its own employees who are involved in the performance of this Agreement and need to know such Confidential Information and the recipient shall require such employees to be bound by this agreement as well. The confidentiality and use obligations set forth above apply to all or any part of the confidential information disclosed hereunder except to the extent that:

(i)	SBAG or IVN can show by written record that it possessed the information prior to its receipt from the other party;

(ii)	the information was already available to the public or became so through no fault of SBAG or IVN;

(iii)	the information is subsequently disclosed to SBAG or IVN by a third party that has the right to disclose it free of any obligations of confidentiality; or

(iv)	five (5) years have elapsed from the expiration of this agreement except if the Confidential Information is still subject to confidentiality as provided for by the laws of a country in the territory.

9.	Inventions

9.1

If inventions are made in connection with the development of the Fel d1 Fusion protein manufacturing process for the production of the Fel d1 Fusion Protein such inventions shall, in principle, be assigned to IVN and SBAG together as joined owners, if not provided otherwise hereinafter. The following principles shall apply to this agreement:

  The industrial and intellectual property rights relating to Fel d1 Fusion Protein as a substance, including all derivatives and other modifications or the use of Fel d1 Fusion Protein shall exclusively be assigned to IVN (“IVN Intellectual Property”).

  In the event demonstrated by SBAG that the invention can be applied not only in the production of Fel d1 Fusion Protein but also in the production of other substances, SBAG shall become the owner of such an invention (“SBAG
  Intellectual Property”) and shall grant IVN the non-exclusive, royalty-free right to use this invention solely for production of Fel d1 Fusion Protein, including all derivatives and other modifications.

  The parties undertake to mutually inform each other without delay of all inventions made in connection with the development of the production process of Fel d1 Fusion Protein, irrespective of whether such inventions are deemed patentable or not. It is understood between the parties that for inventions owned jointly by the parties either contracting party may file a patent application based on such invention only upon the prior written approval of the respective other contracting party provided that such approval shall not be unreasonably withheld.

  In case that a remuneration according to Arbeitnehmererfinder-Gesetz is payable this remuneration has to be borne by the party which has been granted the patent.

  In order to comply with theses principles, each party is obliged to execute all declarations in due form which is required therefore. Moreover, each party is obliged to assign any rights on inventions in accordance with these principles free of any third parties’ rights.

9.2

All documentation and data produced in the context of carrying out the Fel d1 Fusion Protein process development will become the sole property of IVN, unless provided differently in this Article. Upon request SBAG shall provide these documents to IVN. Original documents that need to be retained by SBAG for regulatory purposes will be made available to IVN in form of copies.

IVN may decide upon its sole discretion to provide access to such documentation and data to regulatory authorities, to its licensees or to any other third party.

10	Inspections

Representatives of IVN may, upon reasonable notice and at times acceptable to SBAG visit the facilities where the Fel d1 MAT Fusion Protein process is being performed, as well as audit all original documentation on site pertinent to the GMP manufacture and analytical testing.

11.	Duration and Termination of Agreement

11.1

This Agreement shall become effective as of [] and shall remain in full force and effect until the obligations of the Parties hereunder have been fully performed, unless extended by mutual written agreement of the Parties.

11.2

This Agreement may be terminated immediately (i) by SBAG as the case may be, upon material breach of this Agreement by IVN and the failure of IVN to cure such breach within thirty (30) days of receipt of SBAG`s written notice describing such breach in reasonable detail or (ii) by IVN upon material breach of the Agreement by SBAG, and the failure of SBAG to cure such breach within thirty (30) days of receipt of IVN’s written notice describing such breach in reasonable detail.

11.3	In case of termination IVN shall pay all accrued costs arisen by performance of the services up to the termination date.

11.4

This Agreement may be terminated by IVN giving two months notice in writing without giving reason provided IVN pays SBAG a lumpsum indemnification of Euro 60,000 (Euro sixty thousand) for keeping and having kept GMP slots in reserve for IVN. In addition, Article 11.3 applies accordingly.

11.5

The provisions of Articles 7, 8, 10 and 11, shall survive the termination of the Agreement. Upon termination of this Agreement each Party shall return to the other Party, or at the request of the other Party destroy, Confidential Information of the other Party. Section 9 shall survive termination of this Agreement, except that the license of IVN shall terminate if SBAG terminates this Agreement for material breach of IVN or if IVN terminates this Agreement without reason pursuant to Section 11.4.

12.	Governing law

12.1	This agreement shall be governed by the law of Germany.

12.2	Place of jurisdiction is Hamburg

13.	Miscellaneous Provisions

13.1

Entirety of Agreement. This Agreement, together with the enclosed Appendix 1, Appendix 2, Appendix3 and Appendix 4 which constitute an integral part of this Agreement, is the entire and complete understanding between the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous proposals, discussions, negotiations, understandings, promises, representations, conditions, communications and agreements, whether written or oral, between the parties with respect to such subject matter and all past courses of dealing or industry custom.

13.2	Amendments. No amendments, changes, modifications or alterations of the terms and conditions of the Agreement shall be binding upon either party hereto unless in writing and signed by both parties.

13.3

Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be given in writing and in the English language by registered mail, internationally recognized overnight courier, fax (with confirmation of receipt) or by e-mail (to be confirmed in writing by registered mail in matters other than routine administrative matters) addressed to the addresses mentioned in the beginning of this Agreement and to the attention of the following persons:

If to IVN	If to SBAG

Dr. Martin Steiner ImVisioN GmbH Feodor-Lynen Straße 5 D-30625 Hannover Germany Phone: +49-511-538-896-76 Fax:: +49-511-538-896-66 m.steiner@imvision-therapeutics.com	Dr. Bert Behnke Strathmann Biotec AG Habichthorst 30 D- 22459 Hamburg Germany Phone: +49-40-55905-815 Fax: +49-40-55905-888 bert.behnke@strathmann.de

13.4

If any provision of this AGREEMENT is held to be invalid or unenforceable all other provisions shall continue in full force and effect. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest and possible extent the economic, legal and commercial objectives of the invalid or unenforceable provision.

Hannover, August 22, 2005	Hamburg, August 19, 2005

/s/ Martin Steiner, Geschäftsführer/CEO	./s/ Silke Strathmann, Vorstand
/s/ Horst Rose, Geschäftsführer/COO	/s/ Bert Behnke, Vorstand

ImVisioN GmbH	Strathmann Biotec AG

Appendix 1: Testing methods and Specifications of Cellbanks

	Method	Specification

A. Identity

Phenotye characterisation	API20E	conform with host strain

Viability	Plating assay	>1x10[7] cfu/ml

Sequence Identity	Restriction map	specific pattern
Sequencing (insert)*
B. Purity

Microbial contamination	Plating on complex media	absence of microbial
	and selective media	contaminations
Microscopy (incl. Gram staining)

Bacteriophages	Plaque assay	absence of
Bacteriophages
C. Stability

Plasmid stability	Replica plating

* Double stranded Sequencing is performed under non GMP conditions.

Appendix II: Analytical Testing methods for Fel d1 Fusion Protein

Methode		Durchführung
1. Appearance
- Color	Ph.Eur.	SBAG
- Clarity	Ph.Eur	SBAG
2. pH		SBAG
3. Protein content
- RP HPLC ?		SBAG
4. Identification
- SDS-PAGE		SBAG
- Peptide Mapping		IVN
- N-terminal Sequencing		IVN
- Western Blot		SBAG
5. Purity
- SDS-PAGE		SBAG
- RP HPLC		SBAG
6. Impurity
- Total DNA		SBAG
- Endotoxin	Ph.Eur	Extern (L&S)
7. Sterility	Ph.Eur	Extern (L&S)

Appendix III: Definition of Milestones

1. Strain development completed:	15.000,- EUR

An E.coli strain for manufacturing of Fel d1 MAT Fusion Protein established and accepted by IVN. Strain Development Report completed.

2. Fermentation process developed:	125.000,- EUR

A fermentation process for expression of Fel d1 MAT Fusion Protein developed.
Fermentation development report completed. Actually performed fermentations will be invoiced at 12.500 EUR per fermentation.

3. Refolding strategy developed:	72.000,- EUR

A process for primary recovery of inclusionbodies and refolding of Fel d1 MAT
Fusion Protein was developed. Development report completed. Actually required working hours are invoiced at 150 EUR per hour.

4. DSP development completed:	192.000,- EUR

A process for purification of Fel d1 MAT Fusion Protein was developed.
Development report completed. Actually required working hours are invoiced at 160
EUR per hour.

5. Cellbanks established	30.000,- EUR

200 vials of MCB and 200 vials of WCB manufactured, tested and released.
Documentation consisting of manufacturing records, C of As and Quality report completed.

6. Tech Transfer completed:	35.000,- EUR

Process for manufacturing of Fel d1 MAT Fusion Protein was transferred to SBAG’s
Hannover GMP facility. Tech Transfer report completed.

7. ‘Consistency’ runs completed	49.000,- EUR

Reproducibility demonstrated by one run. If one run is not sufficient and IVN orders additional consistency runs, these shall be separately invoiced at € 49.000 each.

8. GMP manufacturing completed	120.000,- EUR

Fel d1 MAT Fusion Protein was manufactured, tested and released. Protein shipped to IVN or filling company. Documentation consisting of C of A and manufacturing batch record is completed.

9. Analytical testing established	80.000,- EUR

Testing methods for RP HPLC, SDS-PAGE, Western Blotting and total DNA by
Threshold established. Testing instructions completed. Suitable subcontractors for
Endotoxin, Sterility, Peptide Mapping and N-terminal sequencing identified and inspected.

Appendix IV: Delimination of responsibilities

AREA OF RESPONSIBILITY	CUSTOMER IVN	Strathmann Biotec AG	Filling
1. Starting materials
1.1. Production strain
Providing of Productionstrain		X
Identity		X
Determination Biosafety Level	X
1.2 Other starting materials
Supply/Procurement		X
QC Testing and Release		X
Retain samples		X
1.3. Primary packaging materials (vial/ampoule)
Supply/Procurement			X
QC Testing and Release		X
Retain samples			X
1.4. Secondary packaging materials
Supply/Procurement			X
QC Testing and Release			X
Retain samples			X
2. Production
Manufacturing instructions approved by		X
Manufacturing of Bulk Product and In-Process-Controls		X
Primary Packaging incl. In-Process-Controls		X
Labeling	X
Retain samples of Bulk Product		X
Retain samples of primary packaged Bulk Product		X
Retain samples of Finished Product		X
3. Quality Control
QC testing of the primary packaged Bulk Product		X
Release for Shipment		X
Release of Finished Product for the use in clinical trials	X
Stability testing	X